Exhibit 5.1

Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

October 27, 2026

Georgia Banking Company, Inc.

1776 Peachtree Street NW, Suite 300

Atlanta, GA 30309

Re:	Georgia Banking Company, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Georgia Banking Company, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing by the Company of the Registration Statement on Form S-8, as amended through the date hereof (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 1,005,992 shares of common stock, $0.01 par value per share, of the Company (“Common Stock,” and such shares to be registered, the “Shares”), issuable under the Georgia Banking Company, Inc. Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”), the Georgia Banking Company, Inc. 2017 Long-Term Incentive Plan (formerly the Georgia Primary Bank 2017 Long-Term Incentive Plan) (the “2017 Plan”) and the Amendment to the Standalone Nonqualified Stock Option Awards, dated March 1, 2025, which meets the definition and requirements of “employee benefit plan” of Rule 405 promulgated under the Securities Act (the “Standalone Awards” and, collectively with the 2021 Plan and 2017 Plan, the “Plans”). The Shares consist of (i) 476,323 shares of Common Stock that remain available for future awards under the 2021 Plan, (ii) 411,382 shares of Common Stock issuable upon the exercise or settlement of outstanding awards granted under the 2021 Plan, (iii) 59,217 shares of Common Stock issuable upon the exercise or settlement of outstanding awards granted under the 2017 Plan, (iv) 59,070 shares of Common Stock issuable upon the exercise or settlement of outstanding awards granted pursuant to the Standalone Awards and (v) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

We have reviewed the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares under the Plans, and the registration thereof under the Securities Act. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company, and such certificates and records of public officials, and such other papers, as we have deemed necessary or appropriate in connection herewith, including, but not limited to, the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Company’s Amended and Restated Bylaws, and the resolutions of the Board of Directors. We have also made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. As to all matters of fact (including, without limitation, factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company and certificates of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents, except we make no such assumption as to the Company.

Our opinion is expressed only with respect to the Georgia Business Corporation Code. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Georgia, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws).

Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the Plans (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation), will be validly issued, fully paid and non-assessable.

Georgia Banking Company, Inc. Page 2 October 27, 2026

This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto and to the references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,

/s/ Troutman Pepper Locke LLP
Troutman Pepper Locke LLP